Exhibit 99.2

Belo's Monthly Revenue and Statistical Report March 2005

PR Newswire -- April 21, 2005

DALLAS, April 21 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) issued today its statistical report for the month of March. Newspaper Group revenues decreased 0.2 percent for the month of March versus the prior year with a 4.3 percent decrease at The Dallas Morning News, a 3.7 percent increase at The Providence Journal, and a 10 percent increase at The Press-Enterprise in Riverside. Newspaper Group advertising revenues were flat in March. Television Group revenues decreased 2.1 percent with a 1.2 percent decrease in spot revenue. Spot revenue excluding political revenue increased 3.4 percent in March.

March Newspaper Linage

At The Dallas Morning News, total revenue decreased 4.3 percent in March versus last year, with advertising revenue down 5.5 percent. Retail full-run ROP revenue increased 5.6 percent with the most significant increases in the computers and automotive categories. Retail full-run ROP linage increased 13.2 percent. General full-run ROP revenue decreased 26.4 percent as the newspaper cycled against heavy advertising from automotive manufactures in March 2004 coupled with lower revenue in the financial and travel categories. General full-run ROP volume decreased 11.8 percent. Classified revenue decreased 6.0 percent versus the prior year with a 1.2 percent increase in volume. Classified employment revenue increased 29.4 percent while classified automotive and classified real estate revenue decreased 29.4 percent and 4.0 percent, respectively.

At The Providence Journal, total revenue increased 3.7 percent in March versus March 2004 with a 5.1 percent increase in advertising revenue. Total full-run ROP linage decreased 3.8 percent. Retail volumes decreased 9.6 percent, general volumes decreased 16.2 percent and classified volumes increased 7.2 percent.

About Belo

Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,600 employees and $1.5 billion in annual revenues, Belo operates in some of America's most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, affluent populations and the fast-growing Hispanic market, including Quick and al dia in Dallas/Fort Worth, and the d, El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and other factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; The Dallas Morning News circulation matters, including current and future audits of the newspaper's circulation by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

                                      Belo
                         Monthly Revenue and Statistics
                                   March 2005

Revenue:
(Dollars in thousands)

                                  March                             YTD
                           -------------------              -------------------
                             2005       2004      Change      2005       2004      Change
                           --------   --------   --------   --------   --------   --------
Total Television Group
 Revenue                     58,593     59,879       -2.1%   156,081    158,897       -1.8%
Total Newspaper Group
 Revenue                     64,989     65,094       -0.2%   186,884    187,605       -0.4%

                             The Dallas Morning News

     Linage (Note 1 & 2):

                                  March                             YTD
                           -------------------              -------------------
                             2005       2004      Change      2005       2004      Change
                           --------   --------   --------   --------   --------   --------
  Number of Sundays               4          4         --         13         13         --

FULL RUN ROP
(Measured in six-column
 SAU inches)
  Retail                     79,582     70,322       13.2%   227,063    212,621        6.8%
  General                    22,289     25,263      -11.8%    66,975     62,865        6.5%
  Classified                122,292    120,866        1.2%   350,884    333,611        5.2%
TOTAL                       224,163    216,451        3.6%   644,922    609,097        5.9%

     Note 1: Certain amounts have been reclassified to conform to the current year presentation.

     Note 2: Linage is for The Dallas Morning News newspaper only. Linage for the Denton Record-Chronicle, al dia, and Quick is not included due to the difference in their circulation versus The Dallas Morning News.

     Source:  Internal Records

                             The Providence Journal

     Linage:

                                  March                             YTD
                           -------------------              -------------------
                             2005       2004      Change      2005       2004      Change
                           --------   --------   --------   --------   --------   --------
  Number of Sundays               4          4         --         13         13         --

FULL RUN ROP
(Measured in six-column
 SAU inches)
  Retail                     50,612     56,013       -9.6%   144,026    171,385      -16.0%
  General                     4,584      5,469      -16.2%    13,762     13,100        5.1%
  Classified                 38,666     36,064        7.2%   113,322    105,048        7.9%
TOTAL                        93,862     97,546       -3.8%   271,110    289,533       -6.4%

     Source:  Internal Records

SOURCE  Belo Corp.
    -0-                             04/21/2005
    /CONTACT: Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
    /Web site:  http://www.belo.com